Exhibit 99.1

FOR IMMEDIATE RELEASE

NIELSEN TO ACQUIRE ARBITRON

NEW YORK, NY, December 18, 2012 – Nielsen Holdings N.V. (NYSE: NLSN), a leading global provider of information and insights into what consumers watch and buy, today announced that it has signed a definitive agreement to acquire Arbitron Inc. (NYSE: ARB), an international media and marketing research firm.

Nielsen has agreed to acquire all of the outstanding common stock of Arbitron for $48 per share in cash, representing a premium of approximately 26 percent to Arbitron’s closing price on December 17, 2012. Nielsen has a financing commitment for the total transaction amount. The transaction has been approved by the boards of both companies and is subject to customary closing conditions, including regulatory review.

“U.S. consumers spend almost 2 hours a day with radio. It is and will continue to be a vibrant and important advertising medium,” said Nielsen Chief Executive Officer David Calhoun. “Arbitron will help Nielsen better solve for unmeasured areas of media consumption, including streaming audio and out-of-home. The high level of engagement with radio and TV among rapidly growing multicultural audiences makes this central to Nielsen’s priorities.”

With Arbitron assets, Nielsen intends to further expand its “Watch” segment’s audience measurement across screens and forms of listening. “These integrated, innovative capabilities will enable broader measurement of consumer media behavior in more markets around the world,” said Steve Hasker, Nielsen President of Global Media Products and Advertiser Solutions. “We will also bring local clients greater visibility to empower more precise advertising placement and campaign effectiveness.”

“Radio reaches more than 92 percent of all American teens and adults because they love to listen to music, talk, news and information while at home, at work and in their cars,” said William T. Kerr, President and Chief Executive Officer of Arbitron. “By combining Nielsen’s global capabilities and scale with Arbitron’s unique radio measurement and listening information, advertisers and media clients will have better insights into consumer behavior and the return on marketing investments.”

Together, Nielsen and Arbitron generated total revenues of $6.0 billion and combined pro forma adjusted EBITDA of $1.7 billion based on the 12 months ended September 30, 2012. The combined assets will support Nielsen’s strong cash flow characteristics and will enable continued investment in growth initiatives. Excluding estimated transaction costs and purchase accounting adjustments, the acquisition is expected to be approximately $0.13 accretive to adjusted EPS 12 months after the close and approximately $0.19 accretive to adjusted EPS 24 months after the close. Cost synergies associated with the acquisition are expected to be at least $20 million and will be largely driven by the integration of technology platforms and data acquisition efforts.

Conference Call Information

Nielsen and Arbitron will host a live conference call to discuss the transaction today, December 18, 2012 at 8:30 a.m. Eastern Time. The dial-in number for U.S. participants is 1-888-317-6016. The dial-in number for international callers is 1-412-317-6016. The passcode is Nielsen. A slide presentation and audio webcast of the call can be accessed live on the investor relations section of Nielsen’s website at http://ir.nielsen.com. An archive will be available on the site after the call.

About Nielsen

Nielsen (NYSE: NLSN) is a global information and measurement company with leading market positions in marketing and consumer information, television and other media measurement, online intelligence, mobile measurement, trade shows and related properties. Nielsen has a presence in approximately 100 countries, with headquarters in New York, USA and Diemen, the Netherlands. For more information, visit www.nielsen.com.

About Arbitron

Arbitron, Inc. (NYSE: ARB) is an international media and marketing research firm serving the media — radio, television, cable, and out-of-home — the mobile industry, as well as advertising agencies and advertisers around the world. Arbitron businesses include: measuring network and local market radio audiences across the United States; surveying the retail, media, and product patterns of U.S. consumers; providing mobile audience measurement and analytics in the United States, Europe, Asia, and Australia; and developing application software used for analyzing media audience and marketing information data.

The Company has developed the Portable People Meter™ (PPM®) and the PPM 360™, new technologies for media and marketing research.

Portable People Meter™, PPM®, and PPM 360™ are marks of Arbitron, Inc.

Additional Information and Where You Can Find It:

In connection with the proposed acquisition by Nielsen Holdings, N.V. (“Nielsen”) of Arbitron Inc. (“Arbitron”) pursuant to the terms of an Agreement and Plan of Merger by and among Arbitron, Nielsen, and a wholly-owned subsidiary of Nielsen, Arbitron will file a proxy statement with the Securities and Exchange Commission (the “SEC”). Investors are urged to read the proxy statement (including all amendments and supplements to it) because it will contain important information. Investors may obtain free copies of the proxy statement when it becomes available, as well as other filings containing information about Arbitron, without charge, at the SEC’s Internet site (http://www.sec.gov). These documents may also be obtained for free from Arbitron’s Investor Relations web site (http://www.arbitron.com/investors) or by directing a request to Arbitron at: Arbitron Inc., 9705 Patuxent Woods Drive, Columbia, MD 21046, Attn: Investor Relations.

Arbitron and its directors and executive officers and other members of management and employees are potential participants in the solicitation of proxies from Arbitron’s stockholders in respect of the proposed transaction.

Information regarding Arbitron’s directors and executive officers is available in Arbitron’s proxy statement for its 2012 annual meeting of stockholders, filed with the SEC on April 12, 2012. Additional information regarding the interests of such potential participants in the proposed transaction will be included in the proxy statement to be filed with the SEC in connection with the proposed transaction.

Forward-Looking Statements Disclaimer:

This written communication includes information that could constitute forward-looking statements made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995.

These statements may be identified by words such as ‘will’, ‘expect’, ‘should’, ‘could’, ‘shall’ and similar expressions. These statements are subject to risks and uncertainties concerning Nielsen’s proposed acquisition of Arbitron, Arbitron’s expected financial performance, as well as Arbitron’s strategic and operational plans and actual results and events could differ materially from what presently is expected. The potential risks and uncertainties include the possibility that the transaction will not close or that the closing may be delayed; the possibility that Arbitron may be unable to obtain stockholder approval as required for the transaction or that the other conditions to the closing of the transaction may not be satisfied; the transaction may involve unexpected costs, liabilities or delays; the outcome of any legal proceedings related to the transaction; the occurrence of any event, change or other circumstances that could give rise to the termination of the transaction agreement; general economic conditions; conditions in the markets Nielsen and Arbitron are engaged in; behavior of customers, suppliers and competitors (including their reaction to the transaction); technological developments; as well as legal and regulatory rules affecting Nielsen’s and Arbitron’s business and specific risk factors discussed in other releases and public filings made by Nielsen and Arbitron (including the their respective filings with the SEC). This list of factors is not intended to be exhaustive. Such forward-looking statements only speak as of the date of this press release, and we assume no obligation to update any written or oral forward-looking statement made by us or on our behalf as a result of new information, future events, or other factors.

	Last Twelve Months ended September 30, 2012
($ millions)	Nielsen	Arbitron	Elimination/ Adjustments[a]	Total
Revenue	$5,569	$445	$29	$6,043

Net income/(loss)	$329	$58	($41)	$346
Income from Discontinued Operations, Net	(2)	—	—	(2)
Interest expense, net	424	1	69	494
Provision / (Benefit) for Income Taxes	187	36	(28)	195
Depreciation and Amortization	521	31	—	552

EBITDA	1,459	126	—	1,585
Equity in Net (Income)/ Loss of Affiliates	(5)	(7)	15	3
Other non-operating (income)/expense, net	(1)	3	—	2
Restructuring charges	85	—	—	85
Stock-based compensation expense	33	9	—	42
Other items[b]	6	—	—	6

Adjusted EBITDA	$1,577	$131	$15	$1,723

(a)	Eliminations and adjustments made to reflect pro forma interest, tax and joint venture impact
(b)	Other items for Nielsen primarily consist of deal related fees

Media Contact:

Nielsen	Arbitron

Kristie Bouryal	Thom Mocarsky
kristie.bouryal@nielsen.com	Thom.mocarsky@arbitron.com
646-654-5577	410-312-8239

Investor Relations Contact:

Nielsen	Arbitron

Liz Zale	Thom Mocarsky
liz.zale@nielsen.com	Thom.mocarsky@arbitron.com
646-654-4593	410-312-8239

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